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                                    EXHIBIT 99.3


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
Contact:  Judy Murphy              John Danielson           Wendy Raway              Matt Wagner
          Investor Relations       Investor Relations       Media Relations          President & CEO
          U.S. Bancorp             U.S. Bancorp             U.S. Bancorp             Western Bancorp
          612-973-2264             612-973-2261             612-973-2429             310-477-2402
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U.S. BANCORP TO ACQUIRE WESTERN BANCORP; BANKS HAVE 31 BRANCHES AND $2.5 BILLION
IN ASSETS


MINNEAPOLIS, May 19, 1999 - U.S. Bancorp (NYSE: USB) and Western Bancorp (NASDAQ: WEBC) today announced that they have signed a definitive agreement for U.S. Bancorp to acquire Newport Beach-based Western Bancorp. With $2.5 billion in assets at March 31, 1999, Western Bancorp has 31 branches in southern California in Los Angeles, Orange and San Diego counties. Western Bancorp owns Santa Monica Bank and Southern California Bank.

     Under terms of the agreement, Western Bancorp shareholders will receive in a tax-free exchange, 1.2915 shares of U.S. Bancorp common stock for each share of Western Bancorp common stock. Based on U.S. Bancorp's closing stock price on May 18, 1999 ($34 3/8) this exchange ratio represents a price of $44.40 for each Western Bancorp share, resulting in a purchase price of approximately $958 million.

     "Western Bancorp is located in demographically attractive markets that benefit from a vibrant economy and strong population growth," said John F. Grundhofer, U.S. Bancorp chairman, president and chief executive officer. Grundhofer had 30 years of banking experience in southern California prior to joining U.S. Bancorp (then First Bank System) in 1990. "Western Bancorp's locations and business mix compliment our current position in California and will give us a great opportunity to offer our extensive array of commercial and retail banking services, as well as investment banking and brokerage services. For consumers, our investment products, annuities, mutual funds, home equity products and on line banking capabilities will expand upon Western Bancorp's current offerings. Our private banking and personal trust services will be a significant opportunity for us in serving these markets as well."

"U.S. Bancorp is a quality organization with a great future," said Matt Wagner, President And Chief Executive Officer Of Western Bancorp. "They are extremely effective in serving customers, not only in terms of innovative products and services but in community development and involvement as well."

     "The management team and employees of Western Bancorp have created, through growth and acquisitions, a well run, sound banking institution. U.S. Bancorp will provide increased opportunities for employees and additional financial solutions for businesses and consumers," Grundhofer said.

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     David I. Rainer, who currently serves as president and chief executive officer of Santa Monica Bank, will serve as president of the southern California market for U.S. Bancorp. Rainer has more than 20 years experience in commercial banking and previously held positions with Pacific Century Bank, Security Pacific and Wells Fargo. "Dave worked with me at Wells Fargo," Grundhofer explained. "I couldn't be happier to have him working on our team."

    "We'll also benefit from the experience and contacts that other U.S. Bancorp people have in southern California," Grundhofer noted. "Daniel Yohannes, who oversees our retail banking operations in Colorado, California, Nevada and Nebraska, held a variety of executive positions in retail banking at Security Pacific (now Bank of America) for 15 years. Our executive in charge of Private Financial Services, Shelley Thompson, joined us in 1997 after ten years in southern California in private banking with Wells Fargo and three years in personal trust at Citibank's California offices."

     U.S. Bancorp currently operates 88 branches in northern California as well as corporate trust and leasing offices in Los Angeles and San Francisco. U.S. Bancorp's corporate trust business is the largest provider of tax exempt issuances in California. The company's California presence also includes six offices of its U.S. Bancorp Piper Jaffray brokerage subsidiary and U.S. Bancorp Libra, an investment bank headquartered in Los Angeles. U.S. Bancorp's previously announced acquisition of Bank of Commerce, with 10 branches in San Diego and Orange counties and $638 million in assets, is currently pending regulatory approval.

     U.S. Bancorp will use purchase accounting for the transaction. The acquisition is pending regulatory and Western Bancorp shareholder approvals and is expected to close in the fourth quarter of 1999.

     Western Bancorp has two wholly-owned subsidiaries: Southern California Bank and Santa Monica Bank. Southern California Bank serves southern Los Angeles, Orange and San Diego counties with fifteen branches and with its specialized escrow services and asset based lending. In addition, PNB Mortgage, a division of Southern California Bank, is a residential mortgage origination business with offices in Irvine, Santa Ana, Dublin and San Diego, in California and offices in Arizona, Washington and Hawaii. PNB Mortgage sells substantially all of its mortgage loans in the secondary market with servicing released and therefore does not have servicing assets. Santa Monica Bank serves its clients in Santa Monica, Westwood, Malibu, Marina del Rey, Beverly Hills, Century City, Encino, Culver City, West Hollywood, and Glendale with sixteen branches and its specialized trust and investment management services.

     Minneapolis-based U.S. Bancorp, with $76 billion in assets, is the 13th largest bank holding company in the nation and operates approximately 1,000 banking offices in 17 Midwestern and Western states. The company provides commercial and retail banking, investment banking, trust, investment, and payment systems products to consumers, businesses and institutions. It operates a network of 5,300 ATMs and provides 24-hour, seven-days-a-week telephone customer service. The company offers full service brokerage services at approximately 100 offices through U.S. Bancorp Piper Jaffray, the 11th largest brokerage in the nation. The company is the largest provider of Visa corporate and purchasing cards in the world, and is one of the largest providers of corporate trust services in the nation.

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Forward-Looking Statements

This press release includes forward-looking statements that involve inherent risks and uncertainties. U.S. Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which the company operates, inflation, fluctuations in interest rates, legislation and governmental regulation, and Year 2000 issues.



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